Exhibit (99)

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION: Paul G. Saari Chief Financial Officer (800) 497-7659

ATLANTIS PLASTICS ANNOUNCES
THIRD QUARTER RESULTS

ATLANTA, GA – (October 24, 2003) Atlantis Plastics, Inc. (ASE:AGH) today announced its operating results for the third quarter and nine months ended September 30, 2003. Net sales for the third quarter of 2003 were $76.6 million, compared with $63.2 million for the third quarter of 2002. Net income for the third quarter of 2003 was $2.5 million, or $0.32 per diluted share, compared with $0.4 million, or $0.06 per diluted share, for the third quarter of 2002.

Net sales for the first nine months of 2003 were $211.5 million, compared with $188.6 million for the first nine months of 2002. Net income for the first nine months of 2003 was $5.1 million, or $0.66 per diluted share, compared with $2.9 million, or $0.39 per diluted share, for the nine months ended September 30, 2002.

In the Company’s Plastic Films segment, net sales increased 13% in the third quarter and increased 9% during the first nine months of 2003 compared to the prior year. Plastic Films’ sales volume (measured in pounds) increased 2% and decreased 8% for the quarter and year-to-date periods, respectively, from the comparable periods in 2002. Net sales for the third quarter of 2003 in Atlantis’ Injection Molding segment increased 54% from the third quarter of 2002 and increased 28% for the nine months ended September 30, 2003 from the comparable period in 2002. Net sales for the third quarter of 2003 in Atlantis’ Profile Extrusion segment increased 4% from the third quarter of 2002 and decreased 5% for the nine months ended September 30, 2003 from the comparable period in 2002.

Earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the quarter ended September 30, 2003 were $8.5 million, compared with $5.6 million for the third quarter of 2002. Atlantis’ gross margin and operating margin for the third quarter of 2003 were 16%, and 7%, respectively, compared with 15% and 4%, respectively, for 2002. For the nine months ended September 30, 2003, EBITDA, gross margin and operating margin were $21.3 million, 16%, and 6%, respectively, compared with $19.2 million, 17%, and 6%, respectively, for the nine months ended September 30, 2002. Net debt (total debt less cash) at September 30, 2003 was $85.4 million, compared with $87.7 million at December 31, 2002.

Selling, general and administrative (“SG&A”) expense of $6.8 million was flat for the quarter ended September 30, 2003, compared to the prior year’s quarter. For the nine months ended September 30, 2003, SG&A expense was $20.8 million, compared with $21.6 million for the nine months ended September 30, 2002. The decrease is primarily the result of company-wide cost cutting initiatives, including a decrease in salary expense, as well as a reduction in incentive compensation and lower consulting fees.

Anthony F. Bova, President and Chief Executive Officer, said, “We are very pleased with the results of our films business in the third quarter. After the market inventory correction we experienced in the second quarter of 2003, we saw a return to a more normalized demand pattern, with our film volume (measured in pounds) increasing 2% in year-over-year quarterly shipments. Despite film shipments being off 8% for the first nine months of 2003, our focus on reducing both fixed and variable costs has generated an increase in our films business operating income of 37% for the nine months ended September 30, 2003, compared to the comparable period in 2002.

The substantial increases in Injection Molding sales in the third quarter and nine months ended September 30, 2003 were primarily attributable to the Rio Grande Plastic Products acquisition completed in October 2002 and the significant growth in our building products line. Excluding the impact of the Rio Grande acquisition, sales were up approximately 39% for the quarter and 13% for the first nine months of 2003, from the comparable periods in 2002. This increase in sales resulted in year-over-year increases in gross profit and operating income of 9% and 16%, respectively, compared to the comparable period in 2002. We believe that our Injection Molding business is well positioned to continue its growth within its building products line and profitably grow its traditional custom injection molded product lines.

In our Profile Extrusion segment, sales were up approximately 4% for the quarter and down 5% for the first nine months of 2003 from the comparable periods in 2002. Our Profile Extrusion business in the first half of the year was adversely impacted by the weakness in the manufactured housing and office furniture sectors. While our operating income for the nine months ended September 30, 2003 was off approximately 11% from the 2002 levels, we remain optimistic with the increases in order rates in the third quarter of 2003. The increase in sales in the third quarter of 2003 generated a 19% increase in operating profit from the comparable quarter in 2002. While we expect to continue to see challenging market conditions, we believe we are seeing signs of a slow recovery in this segment.”

Atlantis Plastics, Inc. is a leading U.S. manufacturer of polyethylene stretch and custom films and molded plastic products. Stretch films are used to wrap pallets of materials for shipping or storage. Custom films are made-to-order specialty film products used in the industrial and packaging markets. Atlantis’ injection molded and profile extruded plastic products are used primarily in the appliance, automotive, agricultural, building supply, and recreational vehicle industries.

Statements herein regarding expected performance of the Company’s business and expected levels of demand constitute forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such statements are based on the Company’s current expectations and beliefs and are subject to certain risks and uncertainties that could cause actual results to differ materially from those contained in any forward-looking statement. With respect to these statements, the Company has made assumptions regarding expected economic conditions, expected volumes and price levels of purchases by customers and raw material costs. The forward-looking statements are subject to certain risks including, among others, that the foregoing assumptions are inaccurate. There are many factors that impact these forward-looking statements that cannot be predicted accurately. These risks and uncertainties include, but are not limited to, fluctuations in plastic resin prices, the Company’s high debt level, the risks inherent with predicting revenue and earnings outcomes as well as other “Factors That May Affect Future Results” set forth in the Company’s Form 10-K for fiscal 2002 filed with the Securities and Exchange Commission.

Management believes its estimates are reasonable; however, undue reliance should not be placed on such estimates, which are based on current expectations. The information contained herein speaks as of the date hereof and the Company does not undertake any obligation to update such information as future events unfold.

Atlantis will hold its quarterly conference call to discuss operating results today at 11:00 a.m. eastern daylight time. To participate in the conference call, please call 1-800-930-1344.

For more information, please visit www.atlantisstock.com.

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ATLANTIS PLASTICS, INC.
CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

(in thousands, except per share data)	2003	2002	2003	2002

Net sales	$76,640	$63,173	$211,516	$188,554
Cost of sales	64,433	53,678	178,308	156,548

Gross profit	12,207	9,495	33,208	32,006
Selling, general and administrative expenses	6,776	6,844	20,750	21,586

Operating income	5,431	2,651	12,458	10,420
Net interest expense	1,411	1,951	4,180	5,684

Income before provision for income taxes	4,020	700	8,278	4,736
Provision for income taxes	1,545	267	3,186	1,800

Net income	$2,475	$433	$5,092	$2,936

Basic earnings per share	$0.32	$0.06	$0.67	$0.39
Diluted earnings per share	$0.32	$0.06	$0.66	$0.39
Weighted average number of shares used in computing earnings per share (in thousands):
Basic	7,622	7,579	7,599	7,566
Diluted	7,782	7,585	7,700	7,575

ATLANTIS PLASTICS, INC.
CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
(in thousands, except share and per share data)	2003	2002

ASSETS
Cash and cash equivalents	$379	$1,225
Accounts receivable, net of allowances of $983 and $915, respectively	37,830	26,733
Inventories	19,304	21,958
Other current assets	2,576	6,155
Deferred income tax asset	3,386	3,421

Total current assets	63,475	59,492
Property and equipment, net	61,745	65,140
Goodwill, net of accumulated amortization	47,212	47,212
Other assets	4,724	4,411

Total assets	$177,156	$176,255

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable and accrued expenses	$22,563	$26,076
Current portion of long-term debt	5,213	4,013
Other current liabilities	2,914	203

Total current liabilities	30,690	30,292
Long-term debt, less current portion	80,562	84,891
Deferred income taxes	10,677	11,544
Other liabilities	67	—

Total liabilities	121,996	126,727
Commitments and contingencies	—	—
Shareholders’ equity:
Class A Common Stock, $.10 par value, 20,000,000 shares authorized, 5,164,842 and 5,121,752 shares issued and outstanding in 2003 and 2002	516	512
Class B Common Stock, $.10 par value, 7,000,000 shares authorized, 2,456,981 shares issued and outstanding in 2003 and 2002	246	246
Additional paid-in capital	11,091	10,852
Notes receivable from sale of common stock	(1,385)	(1,682)
Retained earnings	44,692	39,600

Total shareholders’ equity	55,160	49,528

Total liabilities and shareholders’ equity	$177,156	$176,255

ATLANTIS PLASTICS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended
	September 30,

(in thousands)	2003	2002

OPERATING ACTIVITIES
Net income	$5,092	$2,936
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and other amortization	8,824	8,786
Loan fee and other amortization	756	258
Loss on disposal of assets	—	138
Interest receivable from shareholder loans	(35)	(51)
Deferred income taxes	(769)	(732)
Changes in operating assets and liabilities:
Accounts receivable	(11,097)	(1,216)
Inventory	2,654	(5,480)
Other current assets	2,836	1,918
Accounts payable and accrued expenses	(3,513)	(946)
Other current liabilities	2,711	—
Other assets and liabilities	(304)	15

Net cash provided by operating activities	7,155	5,626

INVESTING ACTIVITIES
Capital expenditures	(5,447)	(6,765)
Proceeds from asset dispositions	—	1,642

Net cash used for investing activities	(5,447)	(5,123)

FINANCING ACTIVITIES
Net borrowings under revolving credit agreements	400	2,500
Payments on long-term debt	(3,529)	(3,055)
Payments on notes receivable from shareholders	332	96
Proceeds from exercise of stock options	243	20

Net cash used for financing activities	(2,554)	(439)

Net (decrease) increase in cash and cash equivalents	(846)	64
Cash and cash equivalents at beginning of period	1,225	937

Cash and cash equivalents at end of period	$379	$1,001

ATLANTIS PLASTICS, INC.
SEGMENT/TREND INFORMATION

	2003			2002

(in millions)	Q3	Q2	Q1	Q4	Q3	Q2	Q1

NET SALES
Plastic Films	$49.1	$41.4	$46.1	$39.3	$43.5	$44.4	$37.8
Injection Molding	21.6	20.5	16.8	15.7	14.0	16.9	15.2
Profile Extrusion	5.9	5.3	4.8	5.0	5.7	5.8	5.3

Total	$76.6	$67.2	$67.7	$60.0	$63.2	$67.1	$58.3
GROSS MARGIN
Plastic Films	15%	14%	16%	12%	14%	16%	18%
Injection Molding	15%	14%	13%	13%	15%	16%	18%
Profile Extrusion	25%	26%	25%	23%	26%	28%	29%

Total	16%	15%	16%	13%	15%	17%	19%
OPERATING MARGIN
Plastic Films	6%	2%	6%	0%	3%	5%	5%
Injection Molding	7%	5%	4%	2%	5%	5%	7%
Profile Extrusion	15%	14%	14%	11%	13%	17%	17%

Total	7%	4%	6%	2%	4%	6%	6%

RECONCILIATION OF NET INCOME (LOSS) TO EBITDA(1)

	2003			2002

(in millions)	Q3	Q2	Q1	Q4	Q3	Q2	Q1

Net income (loss)	$2.5	$0.9	$1.7	$(0.6)	$0.4	$1.3	$1.2
Net interest expense	1.4	1.3	1.5	1.9	2.0	1.8	1.9
Provision (benefit) for income taxes	1.6	0.6	1.0	(0.3)	0.3	0.8	0.7
Depreciation and other amortization	3.0	2.9	2.9	2.9	2.9	3.0	2.9

EBITDA	$8.5	$5.7	$7.1	$3.9	$5.6	$6.9	$6.7

(1)	EBITDA as presented is defined as earnings before interest, taxes, depreciation and amortization. The Company believes EBITDA is a useful financial metric used by investors to assess financial performance.